EXHIBIT 4
                          C&F FINANCIAL CORPORATION
                             AMENDED AND RESTATED
                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


           1.     PURPOSES.

           The C&F Financial Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan") is intended to provide a method whereby shareholders of C&F Financial Corporation (the "Company") will have the opportunity to reinvest cash dividends paid on their shares and to make optional cash payments in the purchase of shares of Common Stock of the Company. The Company formerly implemented a similar Dividend Reinvestment Plan (the "1997 Plan") which provided solely the dividend reinvestment feature and this amended and restated Plan provides the addition of the optional cash purchase.

           2.     ADMINISTRATION.

           The Plan shall be administered by American Stock Transfer & Trust Company (the "Plan Administrator"), or such other designated persons as the Board of the Company may determine, which shall act as the agent of the Company with respect to the Plan, and the Company shall designate such employee or employees of the Company to assist the Plan Administrator as necessary.

           3.     ELIGIBILITY AND ENROLLMENT.

           All registered shareholders of the Company holding any shares of Company Common Stock shall be eligible for participation in the Plan. For current participants in the 1997 Plan, no action shall be required to continue participation in the Plan; however, an Authorization Card will need to be completed to add participation in the optional cash purchase feature or to participate as to less than all of a participant's shares. Shareholders may enroll in the Plan with respect to all or part of the shares registered in such shareholder's name. A shareholder desiring to enroll as a new participant in the Plan shall deliver an authorization form to the Plan Administrator.

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           4. PAYMENT OF DIVIDENDS TO THE FISCAL AGENT.

           On the payment date for any cash dividend on Company Common Stock, the Company shall, or shall cause, the dividends (less withholding taxes, if any,) payable on all participating shares and all shares held by the Plan Administrator under the Plan to be paid over to the Plan Administrator. The Plan Administrator shall apply such dividends to the purchase of Company Common Stock in accordance with the Plan as soon as practicable.

           5. PURCHASE OF COMPANY SHARES WITH DIVIDENDS.

           The Plan Administrator shall apply the funds received in conformity with paragraph 4 hereof, together with any funds held by the Plan Administrator from prior dividend payments to:

                  (a) First, the immediate purchase from the Company out of the Company's authorized but unissued shares of such number of shares of Common Stock as the Company is then willing to sell to the Plan Administrator for the purpose of investing such dividends in Company Common Stock, and

                  (b) Then, the purchase of Company Common Stock on the open market, which purchases may be made from time to time as soon as practicable on or after the dividend payment date but shall be made no later than the first business day of the first calendar month beginning after the dividend payment date.

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           To the extent that any applicable law requires the Company or the
    Plan Administrator to withhold taxes in respect of any dividend on the purchase of shares at less than fair market value, and such sums have not been withheld by the Company out of the dividends paid over to the Plan Administrator, the Plan Administrator shall deduct the amounts so required by law to be withheld from the funds in its hands prior to making the purchases provided for in this Paragraph 5, and remit such sums to the Company, which shall be responsible for the proper application thereof.

           The per share purchase price of shares acquired from the Company under paragraph 5(a) above shall be the average of the closing prices of Company Common Stock as reported on NASDAQ, or other listing service or exchange upon which the Company's shares are listed or traded from time to time, for the five (5) trading days immediately preceding the date of the payment to the Plan Adminstrator by the Company, or, in the alternative, if no such listing or exchange prices is available, such other price determined by a duly authorized Dividend Reinvestment Plan Committee of the Company (the "Committee") consisting of not less than four persons, three of which shall be members of the Company's Board of Directors (at least two of which shall be outside directors) and one of which shall be a non-Board member experienced in the financial markets and securities business. In determining the per share purchase price in the absence of a listing service or exchange quoted price, the Committee shall take into consideration the book value of the Common Stock of the Company, the relationship between the traded price and book value of shares for financial institutions of similar size and similar operating results to the Company, any recent trades of the Common Stock of the Company brought to the attention of the Committee and such additional relevant information as the Committee in its judgment deems necessary.

           The per share purchase price charged to each participant's account in respect of shares purchased in the open market under paragraph 5(b) above by the Plan Administrator shall be the average actual purchase prices paid by the Plan Administrator for the shares so purchased in respect of the particular amount reinvested or invested, net of federal transactional taxes, if any.

           6.     OPTIONAL CASH PAYMENTS.

           A Participant in the Plan shall be entitled to make monthly optional cash payments to the Plan Administrator, through use of automatic debit or other means authorized by the Plan Administrator, of not less than $100 nor more than $1,000 in any one month period. The Plan Administrator shall apply the funds received pursuant to this Paragraph 6 to:

                  (a) First, the purchase, on the earlier of (i) the same day of the month as purchases are made from dividends being reinvested under
    Section 5 or (ii) on the first business day of the month, provided such optional payments are received by the Plan Administrator at least 2 days prior thereto, from the Company of such number of shares of Common Stock out of the Company's authorized but unissued shares as the Company is then willing to sell to the Plan Administrator for the purpose of investing such optional cash payments in Company Common Stock, and

                  (b) Then, to the purchase of Company Common Stock on the open market on the first business day of the first calendar month beginning after receipt, provided such optional payments are received at least 2 days prior thereto.

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                  The per share purchase price of shares acquired under
    paragraph 6(a) shall be the average of the closing prices of Company stock as reported on NASDAQ for the five (5) trading days immediately preceding the transaction date. The per share purchase price of shares acquired under paragraph 6(b) shall be determined in the same manner as provided in the last paragraph of Section 5 above.

           With respect to purchases under paragraphs 6(a) and 6(b), the Plan Administrator will apply the funds received to the purchase of additional shares of the Company's Common Stock at 100% of the fair market value thereof, and credit the shares so purchased to the respective participant's accounts. Optional cash payments not received within the time limits set forth in Sections 6(a) and 6(b) will be held by the Plan Administrator without interest and applied to the purchase of additional shares of Common Stock in the next month following the date of receipt.

           7.     DIVIDEND REINVESTMENT ACCOUNTS.

           The Plan Administrator shall maintain a dividend reinvestment account for each Participant in the Plan to which shall be credited, on each dividend payment date, the dividends applicable to such Participant's participating shares and, upon receipt, each optional payment. Upon purchase of shares by the Plan Administrator in conformity with paragraph 5 or 6 hereof, each Participant's pro rata portion of the applicable purchase price of such shares as set forth in Paragraph 5(a), 5(b), 6(a) or 6(b), as applicable, shall be charged to the Participant's account and each Participant's pro rata portion of the shares purchased (including fractional shares calculated to three decimal places) shall be credited to such Participant's account.

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           8.     REGISTRATION OF SHARES.

           All shares held by the Plan Administrator under the Plan shall be held in the name of the Plan Administrator or its nominee.

           9.     INTEREST.

           Funds held by the Plan Administrator shall not bear interest.

           10.    PARTICIPATION AND WITHDRAWALS FROM THE PLAN.

           A shareholder of the Company who has filed an authorization card shall be deemed a Participant with respect to 100% of the shares registered in such Participant's name unless partial participation as to a specified number of shares is marked on the Authorization Card. If part of such shares are transferred out of the Participant's name, such shares so transferred shall cease to participate in the Plan but the remainder of such Participant's shares shall continue to participate in the Plan.

           Even if a Participant withdraws from the Plan or disposes of all shares registered in such Participant's name, such Participant shall continue to be a Participant in the Plan with respect to the shares in such Participant's account with the Plan Administrator until all shares held by the Plan Administrator in such Participant's account have been withdrawn pursuant to Paragraph 11 or such Participant's participation in the Plan has terminated pursuant to Paragraph 12.

           11.    WITHDRAWAL OF SHARES BY PARTICIPANTS.

           A Participant shall be entitled to withdraw all full shares held by the Plan Administrator for such Participant's account on five (5) days' written notice to the Plan Administrator.

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           12. TERMINATION OF PARTICIPATION IN THE PLAN.

           A Participant's participation in the Plan shall terminate if:

                  (a) The Participant notifies the Plan Administrator at least 2 days prior to a dividend record date that the Participant desires to terminate his participation in the Plan;

                  (b) The Participant withdraws all full shares held by the Plan Administrator in such Participant's account; or

                  (c) The Company terminates the Plan.

          13. DISTRIBUTIONS FROM PARTICIPANTS' ACCOUNTS.


          Upon receipt of a notice of withdrawal of shares held by the Plan Administrator and upon termination of a participation in the Plan, the Company or the Plan Administrator shall, after the expiration of the notice period, transmit to the Participant certificates registered in the Participant's name for the full shares withdrawn or, in the case of the termination under Paragraph 12, for all shares in the Participant's account, provided however, if notice of withdrawal or termination is received by the Company after the second business day prior to the record date for the determination of shareholders entitled to a dividend and before the payment date for such dividend, the shares shall be distributed, together with shares acquired with such dividend for the Participant's account, promptly after the completion of the reinvestment of such dividend in Company Common Stock.

           If a distribution of shares is made by the Plan Administrator in connection with a termination under Paragraph 12, the share certificates delivered to the Participant shall be accompanied with a check for the fair value of any fractional share in the Participant's account. The fair value of such fractional share shall be calculated based upon the value of the Common Stock as of the close of business on the trading date immediately preceding the date the participant's account is terminated.

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           Upon a Participant's termination of participation in the Plan, he may request that all full Plan shares credited to his account in the Plan be sold. Upon receipt of such a request, the Plan Administrator will arrange for the sale in the open market of such Participant's full shares as soon as practicable. Following the sale, the Plan Administrator will send the Participant a check for the proceeds of the sale and for the value of any fractional shares in the Participant's account less a service charge of $10.00, plus brokerage commission and any applicable taxes.

           14.    FRACTIONAL SHARE ACCOUNT.

           The Plan Administrator shall maintain fractional share accounts on behalf of each Participant. The Plan Administrator shall purchase and sell whole shares from the Company and in the market under Sections 5 and 6 hereof to satisfy such fractional share requirement.

           15.    VOTING.

           The Company or the Plan Administrator will supply each Participant with proxy statements and proxy forms indicating the number of full and fractional shares held by such Participant. The Plan Administrator will vote each Participant's full shares in conformity with the instructions shown on the proxy cards returned to the Plan Administrator or the Company, and similarly, the Plan Administrator will aggregate the vote of each Participant's fractional share in conformity with the instructions on such proxy card with the fractional share votes of all other participants who have instructed the Plan Administrator to vote their shares on the same matters in the same manner such that the fractional share votes can be aggregated into full share votes. If no instructions are received from a Participant, such Participant's shares will not be voted.

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           16. STOCK DIVIDENDS, DIVIDENDS IN KIND AND RIGHTS.

           Dividends paid in
    Common Stock of the Company will be delivered to the Plan Administrator and credited to the accounts of Participants in conformity with their rights thereto.

           Dividends in shares other than Common Stock, property or other similar distributions and rights offerings shall be distributed to Participants in the same manner and to the same extent as to other shareholders.

           17.    REPORTS TO PARTICIPANTS.

           Each Participant shall receive a statement of account following the payment date for each dividend declared and paid by the Company (or a monthly statement if a Participant makes optional cash purchases) showing the amounts invested for the Participant's account, the purchase price and number of shares purchased and other information for the year to date. Each Participant also will receive a Prospectus for the Plan, and the Company's Annual Report. In addition, Participants will receive copies of all communications sent by the Company to the holders of Company Common Stock as a class.

           18.    ADMINISTRATION AND INTERPRETATION.

           The Board of Directors of the Company, or a duly appointed committee of the Board of Directors, shall have absolute authority, in its sole discretion, to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administration of the Plan and to make all other determinations deemed necessary or advisable for administration of the Plan, including without limitation, the authority to sell or buy or make other reasonable arrangement to deal with rights or property occurring in respect of fractional interests in shares.

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           19.    GOOD FAITH.

           Neither the Company, the Plan Administrator nor any director, officer or agent of the Company or the Plan Administrator shall have any liability to the Participants for any acts done in the performance of duties hereunder in good faith or any good faith omissions to act.

           20. AMENDMENT AND TERMINATION OF THE PLAN.

           The Company reserves the right to amend, modify, suspend or terminate the Plan at any time.

           21.    GOVERNING LAW.

           The Plan, its operation and administration shall be governed by the laws of the Commonwealth of Virginia, and the laws applicable to bank holding companies national banking associations.

           22.    EFFECTIVE DATE.

           This Plan shall be effective when the Plan has been approved and adopted by the Board of Directors and all appropriate regulatory approvals have been obtained.

    Approved by the Board of Directors on July 21, 1998.